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                                                                   EXHIBIT 23(a)


The Board of Directors
Westamerica Bancorporation:


We consent to the incorporation by reference in this registration statement no. 333-34918 on amendment no. 1 to Form S-4 of Westamerica Bancorporation of our report dated January 18, 2000 with respect to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1999, which report is also incorporated by reference herein and to the reference to our firm under the caption "Experts" in the Proxy Statement/Prospectus.



/s/  KPMG LLP
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     KPMG LLP

San Francisco, California
May 4, 2000